Exhibit 23.3

By Email
Guardforce AI Co., Limited 10 Anson Road, #28-01 International Plaza Singapore 079903

31 January 2022

Dear Sir or Madam,

Re: Consent of Watson Farley & Williams (Thailand) LTD.

We refer to a Registration Statement on Form F-3 under the Securities Act of 1933, as amended, of Guardforce AI Co., Limited (the “Company”) dated 31 January 2022 in connection with the registration by the Company of 19,799,990 ordinary shares (the “Shares”), $0.003 par value per share (the “Ordinary Shares”), to be sold by certain selling shareholders of the Company. The Shares include (i) 7,919,997 Ordinary Shares; and (ii) 11,879,993 Ordinary Shares issuable to selling shareholders upon the exercise of warrants, in each case issued in a private placement on January 20, 2022, pursuant to certain Securities Purchase Agreement by and among the Company and selling shareholders dated as of January 18, 2022.

We hereby consent to the reference to our name under the captions "Risk Factors" in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Watson Farley & Williams (Thailand) Limited

Watson Farley & Williams (Thailand) Limited